Exhibit 23.1

CONSENT OF REZNICK GROUP, P.C.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to this incorporation by reference in this Registration Statement on Form S-3 of our report dated March 20, 2006, which appears on page 20 of the annual report on Form 10-KSB of RegeneRx Biopharmaceuticals, Inc. for the year ended December 31, 2005, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Reznick Group, P.C.

Bethesda, Maryland

February 2, 2007